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                                                                    EXHIBIT 99.1

                                                          [NORTEL NETWORKS LOGO]

NEWS RELEASE
www.nortelnetworks.com

FOR IMMEDIATE RELEASE                 FEBRUARY 11, 2002

For more information:

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
Investors:                   Business media:
888-901-7286                 Tina Warren                  David Chamberlin
905-863-6049                 905-863-4702                 972-685-4648
investor@nortelnetworks.com  tinawarr@nortelnetworks.com  ddchamb@nortelnetworks.com
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NORTEL NETWORKS ANNOUNCES RESIGNATION OF TERRY HUNGLE AS CHIEF FINANCIAL OFFICER

FRANK DUNN TO ALSO SERVE AS ACTING CHIEF FINANCIAL OFFICER

TORONTO - Nortel Networks* [NYSE/TSE: NT] today announced the resignation of Terry Hungle, its recently appointed chief financial officer. The U.S. Securities and Exchange Commission and the Ontario Securities Commission have been voluntarily notified of the circumstances surrounding certain personal investment transactions carried out in 2001 by Hungle in the Nortel Networks U.S. Long-Term Investment (401k) Plan. These transactions occurred outside the trading windows imposed by the Corporation upon certain employees, including Hungle, and prior to news releases issued by the Corporation on March 27, 2001 and December 21, 2001. The Investment Plan is a contributory savings plan that allows employees to invest (through payroll deductions and defined corporate contributions) in a number of diversified investment funds. In March 2001 (at which time Hungle was vice-president, finance and business development - Americas), Hungle transferred an investment (of approximately US$78,500) from a stock fund investing primarily in the Nortel Network's common shares to a fixed income fund. In December 2001, Hungle transferred an investment (of approximately US$86,300) from the fixed income fund to the stock fund.

Nortel Networks also announced today that, pending the appointment of a new chief financial officer, Frank Dunn, president and chief executive officer, Nortel Networks, was also appointed acting chief financial officer. Dunn served as Nortel Networks chief financial officer from February 1, 1999 to October 31, 2001 prior to his appointment as president and chief executive officer on November 1, 2001.

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Dunn said, "I will be working with the board of directors to appoint a new chief financial officer. This matter is unfortunate but the actions we have taken are in the best interests of Nortel Networks. Let me emphasize that this matter solely relates to the personal investment transactions made by Terry Hungle and does not relate to the business, operations or financials of Nortel Networks."

Nortel Networks will have no further comment on this pending regulatory matter.

Nortel Networks is an industry leader and innovator focused on transforming how the world communicates and exchanges information. The company is supplying its service provider and enterprise customers with communications technology and infrastructure to enable value-added IP data, voice and multimedia services spanning Metro and Enterprise Networks, Wireless Networks and Optical Long Haul Networks. As a global company, Nortel Networks does business in more than 150 countries. More information about Nortel Networks can be found on the Web at www.nortelnetworks.com

*Nortel Networks, the Nortel Networks logo, and the Globemark are trademarks of Nortel Networks.